Filed Pursuant to Rule 433 of the Securities Act of 1933

Free Writing Prospectus dated May 14, 2026

Relating to the Prospectus dated September 15, 2025

and Relating to the Prospectus Supplement dated December 9, 2025

Registration File No. 333-290252

On May 14, 2026, Strive, Inc. (the “Company”) posted an investor presentation on https://strive.com. A copy of the slides included in the investor presentation and a transcript of the investor presentation are attached hereto as Exhibits A and B, respectively.

The Company has filed with the Securities and Exchange Commission (“SEC”) a registration statement (including a base prospectus), a prospectus and a prospectus supplement to the base prospectus for the offerings to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and accompanying base prospectus in that registration statement and other documents incorporated by reference or that the Company has filed with the SEC for more complete information about the Company and the offerings. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting www.strive.com.

Exhibit A

Investor Presentation Slides

Investor Update May 2026

This presentation is neither an offer to sell nor a solicitation of an offer to buy any securities of Strive, Inc. (“Strive”, the “Company”, “we”, “us” or “our”), and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The Company has filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S - 3 (including a prospectus) and a preliminary prospectus supplement to the prospectus for the offering to which this presentation relates. Before you invest, you should re ad the preliminary prospectus supplement and accompanying prospectus in that registration statement and the documents incorporated by reference or filed as exhibits to the registration statement for more complete in formation about the Company and this offering. You may obtain these documents once filed and other documents for free by visiting EDGAR on the SEC website. No representation or warranty of any kind (whether express or implied) is given by the Company or any of its affiliates or any of their respective directors, officers, employees, advisors, agents or representatives (collectively, the “Representatives”) (and any warranty expressed or implied by law is hereby excluded to the fullest extent possible) as to the accuracy or completeness of the content of this presentation or of any other document or written or oral information supplied at any time by or on behalf of the Company or of any opinions or predictions expressed herein or therein (including, without limitation, in respect of the accuracy, completeness, timeliness, or sufficiency of this presentation), nor is any such party under any obligation to update this presentation or correct any inaccuracies or omissions in it which may exist or become apparent. To the maximum extent permitted by law, the Company and its Representatives disclaim any and all liability relating to this presentation and none of the Company nor any of its Representatives shall have any liability to any party for any claim, loss, damage or liability in any way arising from or relating to the use or review of this presentation (including, without limitation, any actions or inactions, reliance or decisions based upon this presentation), any errors in, or omissions from, this presentation (including, without limitation, the correctness, accuracy, completeness, timeliness, sufficiency, quality, pricing, reliability, performance, adequacy, or reasonableness of the information contained in this presentation), or otherwise in connection with this presentation. To the maximum extent permitted by law, none of the Company nor any of its Representatives will be liable, in any event, for any special, indirect, consequential or punitive loss or damage of any kind arising from, relating to or in connection with this presentation. The Company does not provide, and this presentation does not constitute, any form of legal, accounting, taxation, regulatory, or actuarial advice. Forward Looking Statements. Statements in this presentation, including those regarding the possible or assumed future or othe r performance of the Company or its industry or other trend projections, constitute forward - looking statements and are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Rule 175 promulgated thereunder, and Section 21E of the Exchange Act and Rule 3b - 6 promulgated thereunder. Examples of forward - looking statements in this presentation include, but are not limited to, express or implied statements regarding the outlook and expectations of Strive and its subsidiaries, the strategic benefits and financial benefi ts of the merger transaction with Semler Scientific, Inc. (the "merger transaction"), including the expected impact of the merger transaction on Strive's future financial performance and the ability to successfully integrate the combined businesses, and Strive’s intentions with respect to adjusting the Variable Rate Series A Preferred Stock (“SATA Stock”); monthly regular dividend rate per annum. Such statements are often characterized by the use of qualified words (and their derivatives ) such as “may,” “will,” “anticipate,” “could,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “project,” “predict,” “potential,” “assume,” “forecast,” “target,” “budget,” “outlook,” “trend,” “guidance,” “objective,” “goal,” “strategy,” “opportunity,” and “intend,” as well as words of similar meaning or other statements concerning opinions or judgments of Strive and its management team about future events. Forward - looking statements are based on assumptions as of the time they are made and are subject to risks, uncertainties and other factors that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence, which could cause actual results to differ materially from anticipated results expressed or implied by such forward - looking statements as a result of various important factors. Other risks, uncertainties and assumptions, including, among others, the outcome of any legal proceedings that may be instituted against Strive or its subsidiaries; the possibility that the anticipated benefits of the merger transaction are not realized when expected or at all, including as a result of changes in, or problems arising from, implementation of Bitcoin treasury strategies and risks associated with Bitcoin and other digital assets, general economic and market conditions, interest and exchange rates, monetary policy, and laws and regulations and their enforcement; the diversion of management’s attention from ongoing business operations and opportunities; dilution caused by Strive’s issuance of additional shares of its Class A common stock or SATA Stock; potential adverse reactions of Strive’s clients and customers or changes to business or employee relationships, including those resulting from the completion of the merger transaction; and other factors that may affect future results of Strive or the future trading performance of its Class A common stock or SATA Stock. These factors are not necessarily all of the factors that could cause Strive’s actual results, performance or achievements to differ materially from those expressed in or implied by any of the forward - looking statements. Other factors, including unknown or unpredictable factors, also could harm Strive’s results. Although Strive believes that its expectations with respect to forward - looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that the actual results of Strive will not differ materially from any projected future results expressed or implied by such forward - looking statements. Additional factors that could cause results to differ materially from those described above can be found in Strive’s Annual Report on Form 10 - K for the fiscal year ended December 31, 2025, the preliminary prospectus supplement and registration statement and other documents subsequently filed by Strive with the SEC. You should not place undue reliance on forward - looking statements. They speak only as at the date of this presentation. Past performance does not guarantee or predict future performance. Moreover, the Company, Semler Scientific and their affiliates and their respective officers, employees and agents do not undertake any obligation to review, update or confirm expectations or estimates or to release any revisions to any forward - looking statements to reflect events that occur or circumstances that arise in relation to the content of the presentation. 2 DISCLAIMER

Market and Industry Data. Unless otherwise indicated, market data and certain industry forecast data used in this presentation were obtained from internal reports, where appropriate, as well as third - party sources and other publicly available information. While the Company believes that each of the publications used throughout this presentation are prepared by reputable sources, the Company has not independently verified market and industry data from third - party sources. In addition, assumptions and estimates of the Company and its industries’ future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors. These and other factors could cause future performance to differ materially from assumptions and estimates. Illustrative Information. This presentation is provided as of the data hereof, does not purport to be all inclusive or necessarily contain all information that may be of interest to the recipient, and is subject to change, amendment, update, completion, and review without notice. In particular, please note that any illustrative return or dividend information are, at this stage, preliminary estimates only and have not been verified, audited or subjected to an independent accounting or auditing review. In particular, returns may vary depending on, amongst other factors, market conditions. The Company expressly disclaims any obligations to update the information in this presentation to the fullest extent permitted by applicable law. Any illustrative information included in this presentation is provided solely for illustrative purposes to enhance the reader’s ability to assess our financial and business performance. Such illustrative information has not been verified, audited, or subject to an independent accounting or auditing review and is not indicative of historical, present, or future returns or outcomes. Any returns or outcomes may vary depending on, among other factors, market conditions. There can be no assurance that these illustrative results will result or be achieved, and actual results and outcomes may vary materially from these illustrative examples. The SATA Stock is not collateralized by Strive’s bitcoin holdings and only has a preferred claim on the residual assets of the Company. There is no guarantee for the SATA Stock of returns, liquidity, or future performance. The SATA Stock is neither a bank deposit, nor FDIC insured, nor regulated in the same way, and does not have the same regulatory and other protections as bank accounts, money market funds, treasuries, or similar investments and as a result may not be a comparable investment. The SATA Stock’s variable annualized dividend rate as of December 15, 2025 is 12.25%, based on $100 stated amount, the current trading price and effective yield may vary, the current rate is not indicative of future rate, the rate subject to monthly adjustment and may be significantly lower and the cash dividend is not guaranteed. Strive is not a registered money market fund under the Investment Company Act of 1940, as amended, is not subject to the same protections as registered money market fund, and does not operate as a registered money market fund. Among other things, unlike money market funds, we (i) do not price SATA Stock or other securities based on our net asset value, (ii) are not required to hold any assets to back the SATA Stock, (iii) are not required by regulation to maintain any particular pricing or stable value, and (iv) are not subject to the same liquidity requirements as money market funds. Investors in SATA Stock will not receive the same investor protections as investors in registered money market funds. Strive is not an exchange traded product (“ETP”) or an exchange - traded fund (“ETF”) registered under the Investment Company Act of 1940, as amended, is not subject to the same rules and regulations as an ETP or ETF, and does not operate as an ETP or ETF. In particular, unlike spot bitcoin ETPs, we (i) do not seek for our shares of Class A common stock to track the value of the underlying bitcoin we hold before payment of expenses and liabilities, (ii) do not benefit from various exemptions and relief under the Securities Exchange Act of 1934, as amended, including Regulation M, and other securities laws, which enable spot bitcoin ETPs to continuously align the value of their shares to the price of the underlying bitcoin they hold through share creation and redemption, (iii) are a Nevada corporation rather than a statutory trust, and do not operate pursuant to a trust agreement that would require use to pursue one or more stated investment objectives, (iv) are subject to federal income tax at the entity level and other risk factors applicable to an operating business, such as ours and (v) are not required to provide daily transparency as to our bitcoin holdings or our daily NAV. 3 DISCLAIMER (CONT.)

## DIVIDEND PAYING EQUITY
## HISTORICAL TIMELINE

**1610**

**BIANNUAL**
DUTCH EAST INDIA CO.

**1969**

**MONTHLY**
REALTY INCOME

**2026**

STRIVE

STRIVE

*Note: Dutch East India Company first recorded cash dividend in 1610. Realty Income (NYSE: O) paid monthly dividends from inception in 1969.*

4

S A T A THE FIRST SECURITY IN HISTORY TO PAY DAILY DIVIDENDS 13% · PAID DAILY Not a money market fund. Designed to be better than one. 5 Note: Strive believes it is the first listed security to pay daily dividends based on internal research. Daily dividends are paid on Business Days, as defined in the governing documentation.

S T R I V E N O W H A S ZERO DEBT Strive is the first publicly traded company with a Bitcoin - backed, Perpetual preferred ONLY amplification balance sheet. 6 The remaining $10M legacy Semler convertible debt has been retired.

T H E D A I L Y D I V I D E N D C O M P A N Y Note: Strive believes it is the first listed security to pay daily dividends based on internal research. Daily dividends are paid on Business Days, as defined in the governing documentation. “The Daily Dividend Company” is a trademark of Strive, Inc. 7

STRIVE FOR EXCELLENCE 1st Corporation to pay daily dividends SATA will begin paying daily dividends on June 16, 2026. 1st Bitcoin treasury company with preferred equity - only amplification Strive has no debt, no margin requirements, and no encumbered Bitcoin. 2nd Bitcoin treasury company to IPO a perpetual preferred equity Following only Strategy. 1st Highest Bitcoin amplification from preferred equity amongst BTCTCs Current Bitcoin amplification¹ ratio over 40%. 1st Acquisition of a Bitcoin treasury company Strive acquired Semler Scientific in an all - stock transaction. 1: Bitcoin amplification ratio defined as the ratio of notional preferred equity outstanding and debt to BTC NAV. Strive has zero debt. As of May 9, 2026. Note: Strive believes it is the first listed security to pay daily dividends based on internal research. Daily dividends are paid on Business Days, as defined in the governing documentation. 8 1st Bitcoin treasury company to establish a USD dividend reserve Strive has 18+ months of dividend coverage held in USD and Marketable Securities

Higher APY Less Volatility More Utility A MAJOR UPGRADE FOR SATA Source: Strive analysis. 01 02 03 9

HIGHER APY 10

Effective APY by compounding frequency · same stated dividend rate T H E M A T H APY = (1 + r ¸ n) ^ n − 1 r = 13.00% (stated dividend rate) n = 12 → APY 13.8032% n = 250 → APY 13.8790% Lift: +7.57 bps APY Modest on its own. Material at scale and in combination with the structural benefits. Source: Strive analysis. APY calculation at current 13.00% stated dividend rate and assumes 250 business days. Dividend rate is variable and is subject to change. THE APY LIFT: MONTHLY TO DAILY ADDS ~7.6 BPS 13.0000% 11 13.4225% 13.6476% 13.8032% 13.8644% 13.8790% 12.9% 13.1% 13.3% 13.5% 13.7% 13.9% Annual Semi - annual Quarterly Monthly Weekly Daily Effective APY (%)

# WHAT 7.6 BPS IS WORTH IN DOLLARS

**Per $100 stated par · same dividend, only compounding frequency changes**

## 1 YEAR

Monthly compounding

**$113.80**

Daily compounding

**$113.88**

**Δ +$0.08 per $100**

## 5 YEARS

Monthly compounding

**$190.89**

Daily compounding

**$191.52**

**Δ +$0.63 per $100**

## 10 YEARS

Monthly compounding

**$364.37**

Daily compounding

**$366.81**

**Δ +$2.44 per $100**

**SCALED IMPACT** On a $100M position, daily compounding adds ~$76,000 in year one and ~$2.4M cumulatively over ten years— before any reinvestment of the lift itself.

STRIVE

*Source: Strive analysis. Estimate assumes 13.00% rate held flat over horizon, no reinvestment of the lift. Analysis assumes 250 Business Days in a calendar year. Dividend rate is variable and is subject to change.*

12

# SATA: A STEP-FUNCTION HIGHER IN INCOME

*13% yield vs. money market, HYG, PFF, SCHD— on a $1M allocation*


Annual Yield (%)
SATA
13.0
HYG (High Yield)
6.4
PFF (Preferred)
6.3
Money Market
3.9
T-Bill (3-mo)
3.6
SCHD (Dividend)
3.3

**Annual income on $1M allocation**

| | |
|---|---|
| SATA | $130,000 |
| HYG (High Yield Bonds) | ~$64,000 |
| PFF (Preferred Stock) | ~$63,000 |
| Money Market Fund | ~$39,000 |
| T-Bill (3-mo) | ~$36,000 |
| SCHD (Dividend ETF) | ~$33,000 |

**SATA generates +$91,000 more annual income**
vs. money market on the same $1M allocation

STRIVE

*Yields as of May 9, 2026. HYG/PFF/SCHD: 30-day SEC yield. MMF: TTM yield (representative). Yields are not guaranteed and will vary.*

13

SATA HOLDERS GET CASH FASTER The more frequent the dividend payments, the higher the APY B E F O R E A F T E R Monthly Payment Once a month J U LY 2 0 2 6 Daily Payment Every Business Day J U LY 2 0 2 6 S M T W T F S 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 S M T W T F S 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 LEGEND Dividend payment date Federal holiday or weekend — markets closed Note: Daily dividends are paid on Business Days, as defined in the governing documentation. 14

LESS VOLATILITY 15

# WHERE SATA SITS TODAY

## Variable Rate Series A Perpetual Preferred Stock · monthly dividend, paid in cash

| 13.00% | Monthly | 124 | ~$1.2B |
|---|---|---|---|
| CURRENT DIVIDEND RATE | PREVIOUS PAY FREQUENCY | TRADING DAYS SINCE IPO | BTC BACKING |
| raised from 12.75% on 15, 2026 | cumulative · stated par $100 | IPO Nov 10, 2025 | 15,000 Bitcoin; No debt on balance sheet |

**CURRENT EX - DIVIDEND MECHANISM**

Twelve concentrated cash-flow events per year. Volume and price churn ramp into ex-div, dislocation tightens for a few sessions, then volume falls below baseline. The dividend mechanism itself is the largest non-fundamental driver of SATA price action today.

STRIVE

Source: Strive Dashboard as of 5/9/26.

10

T H E T H E S I S Daily payments dissolve the event. Today: two dates each month concentrates the trade. Daily: every session is ex - div. No date matters. Result: dispersed, lower realized volatility. We believe more frequent dividends will drive more consistent liquidity DIVIDENDS DRIVE LIQUIDITY 0.8x Source: Yahoo Finance SATA daily volume as of May 8, 2026. Daily dividends are paid on Business Days, as defined in the governing documentation. 17 0.8x 0.9x 1.3x 1.9x 2.0x 0.7x 0.8x 0.6x 0.8x 0.8x 0.0 0.5 1.0 1.5 2.0 2.5 Volume concentrates at ex - div, then falls 20 - day relative volume around 6 monthly ex - div proxy events · SATA, Nov 2025 – May 2026 3.0 - 5 - 4 - 3 3 4 5 Volume vs 20 - day baseline - 2 - 1 0 1 2 Trading days relative to ex - div day

~21 ù MORE REINVESTMENT TOUCHPOINTS MONTHLY cash - flow events per year 12 ~250 DAILY cash - flow events per year Source: Strive analysis assumes 250 business days in a calendar year. Daily dividends are paid on Business Days, as defined in the governing documentation. 18

Cumulative dividend paid through the year · monthly stair - steps vs daily linear payments SAME TOTAL. SMOOTHER PATH. 0.0% 25.0% 50.0% 75.0% 100.0% 0 50 200 250 100 Daily - 250 Even Payments 150 Monthly - 12 Step Payments Note: Daily dividends are paid on Business Days, as defined in the governing documentation. There may be slightly over or under 250 Business Days depending on each calendar year. 19 Mental model: SATA pays a fixed dollar amount every business day. Dividend payments cease being a single monthly event and instead become a continuous stream of payments.

F U L L - P E R I O D B E T A T O BTC ASST 1.53 SATA 0.30 A N N U A L I Z E D V O L A T I L I T Y ASST 119% BTC 47% SATA 26% Source: Yahoo Finance ASST/SATA/BTC - USD · Strive analysis · daily log returns through May 8, 2026. ASST TRADES LIKE BITCOIN. SATA DOES NOT. Daily returns since SATA IPO (Nov 10, 2025) · 30 - day rolling beta to BTC - USD Jan 2026 Feb 2026 Mar 2026 2026 May 2026 20 0.000 0.500 1.000 1.500 2.000 2.500 SATA beta to BTC ASST beta to BTC

Inception - to - date, price - only Sharpe = 0.56 · with daily dividend payment = 1.06 S H A R P E · I N C E P T I O N Price - only 0.56 With daily dividend payment 1.06 Daily compounding extends the dividend advantage and dampens the price - volatility component further. Source: Strive analysis using a 4.5% risk - free assumption and an estimate on Sharpe lift from daily compounding. Daily dividends are paid on Business Days, as defined in the governing documentation. SATA SHARPE HOLDS, AND THE DIVIDEND DOES THE HEAVY LIFTING 21 (2.00) (1.00) 0.00 1.00 2.00 3.00 4.00 5.00 6.00 Sharpe Ratio (Price Return) SATA Sharpe — 30d SATA Sharpe — 60d

$0 $20 $40 $60 $80 $100 $120 Nov - 25 Dec - 25 Jan - 26 Mar - 26 Apr - 26 SATA Price Feb - 26 Bitcoin Indexed to 100 ~(24%) D I V I D E N D S PA I D $6.36 per share 22 Holders have received $6.36 per share 1 in ROC - dividends since inception, income earned in addition to the price outperformance shown above. 1. Figure includes May 15, 2026 dividend payment. SATA TRADED NEAR PAR & PAID DIVIDENDS WHILE BTC FELL ~24%

MORE UTILITY 23

# DIGITAL CREDIT IS BITCOIN'S FINANCIAL LAYER 2

**LAYER 1**
## BITCOIN
Raw commodity · 4+ yr horizon · high volatility

**TECHNICAL LAYER 2**
## Lightning, Liquid, etc.
Trustless or near-trustless Bitcoin
Direct settlement · low counterparty risk

**FINANCIAL LAYER 2**
## Digital Credit
Daily-paid yield · low volatility · short horizon
Accessible to the 99%

**TECHNICAL LAYER 3**
## Apps & DeFi
Lightning apps ·
Liquid-based instruments

**FINANCIAL LAYER 3**
## Structured & Amplified
CLOs · tokenization · ETFs
DeFi · digital money · amplified yield

STRIVE
24

# DAILY PAYMENT UNLOCKS DOWNSTREAM PRODUCTS

Daily dividends represent a building block for modern finance

## ETFS

**NAV-strike alignment**

Daily payment matches fund NAV calculation

## STABLECOINS

**Yield-bearing tokens**

Stablecoins can't pay yield. SATA pays 13% APR daily.

## TOKENIZATION

**Programmatic settlement**

Fractional, real-time settlement aligns with daily payment

## STRUCTURED

**Notes & moderate duration**

Continuous dividend is easier to place into structured wrappers than lumpy monthly cash flow.

STRIVE

*Source: Strive analysis. Structural framing of preferred-as-collateral use cases. Daily dividends are paid on Business Days, as defined in the governing documentation.*

25

MECHANICS 26

# DAILY DIVIDEND CALCULATOR

*July 2026 example — recalculated monthly*

**THE FORMULA**

**STATED AMOUNT**
per share
**$100**

**ANNUAL RATE**
stated dividend
**13%**

**JULY 2026 BUSINESS DAYS**
Business Days during month
**22**

**DAILY DIVIDEND PER SHARE**

**$0.04924...**

$100 × 13% ÷ 12 ÷ 22

STRIVE

*Note: Daily dividends are paid on Business Days, as defined in the governing documentation.*

27

HOW THE DIVIDEND AMOUNTS ARE CALCULATED Daily holders are never paid less than monthly OLD · MONTHLY DIVIDEND Formula Price ù Annual rate ¸ 12 With $100 illustrative price $100 ù 13.00% ¸ 12 = $1.08333… $1.08333… per share / month NEW · DAILY DIVIDEND Formula Price ù Annual rate ¸ 12 ¸ Business Days With $100 illustrative price · 22 illustrative business days/month 1 $100 ù 13.00% ¸ 12 ¸ 22 = $0.04924… $0.04924… per share / day 1. 22 days per month are used for illustrative purposes only. Actual Business Days per month will vary depending on the calendar month. Daily dividends are paid on Business Days, as defined in the governing documentation. 28

# ILLUSTRATIVE JULY 2026 PAYMENT SCHEDULE OF $100,000 SATA INVESTMENT

*The below demonstrates the payment schedule of 1,000 shares of SATA in July 2026*

| BEFORE | AFTER |
| --- | --- |
| **Monthly Schedule** | **Daily Schedule** |
| PER PAYMENT: **~$1,083** | PER PAYMENT: **~$49.24** |
| FREQUENCY: **1 payment on July 15th** | FREQUENCY: **22 payments throughout the month** |
| CASH FLOW SHAPE: Lumpy — one large check per month, nothing in between | CASH FLOW SHAPE: Steady — predictable income every Business Day |

**~$49.24 * 22 daily payments= ~$1,083 of Monthly Dividends**

STRIVE

*Illustrative payment schedule for $100,000 SATA at 13.00% annual rate. Daily dividends are paid on Business Days, as defined in the governing documentation.*

29

12 - MONTH DAILY DIVIDEND FORECAST Jul 2026 – Jun 2027 · daily rate recalculates each month from that month's business days · $100 illustrative price MONTHLY TOTAL DAILY $/SHARE BUSINESS DAYS MONTH $1.0833.. $0.04924.. 22 Jul 2026 $1.0833.. $0.05158.. 21 Aug 2026 $1.0833.. $0.05158.. 21 Sep 2026 $1.0833.. $0.05158.. 21 Oct 2026 $1.0833.. $0.05701.. 19 Nov 2026 $1.0833.. $0.04924.. 22 Dec 2026 MONTHLY TOTAL DAILY $/SHARE BUSINESS DAYS MONTH $1.0833.. $0.05701.. 19 Jan 2027 $1.0833.. $0.05701.. 19 Feb 2027 $1.0833.. $0.04924.. 22 Mar 2027 $1.0833.. $0.04924.. 22 Apr 2027 $1.0833.. $0.05416.. 20 May 2027 $1.0833.. $0.05158.. 21 Jun 2027 S T U B P E R I O D June 16 - 30 10 business days · partial month D A I L Y $ / S H A R E $0.05416.. P E R I O D T O T A L $0.54166.. per share 30 Forecast assumes 13.00% annual rate held flat throughout the year. Daily rate recalculates each month from scheduled Business Days, as defined in the governing documentation.

One last monthly dividend in June, then daily dividends starting June 16, 2026 HOW YOUR DIVIDEND PAYMENTS ARE CHANGING 2 1 9 8 7 6 5 4 3 16 15 14 13 12 11 10 23 22 21 20 19 18 17 30 29 28 27 26 25 24 31 6 5 4 3 2 1 13 12 11 10 9 8 7 20 19 Juneteenth 18 17 16 15 14 27 26 25 24 23 22 21 30 29 28 P H — ASE 1 · LAST MONTHLY PAYMENT Declared May 13 → record Jun 1 → paid Jun 15 $1.0833.. / share (one - time monthly amount) PHASE 2 · DAILY DIVIDENDS BEGIN Record date of Jun 15 → paid Jun 16 , every business day after $0.05416.. / share / day June 2026 May 2026 S F T W T M S S F T W T M S Business Day Transition Period – no record dates Final monthly record date (June 2026) US holiday / market closed Final monthly dividend payment dates (May & June 2026) 31

SATA DIVIDEND CALENDAR (MAY – OCT 2026) 2 1 9 8 7 6 5 4 3 16 15 14 13 12 11 10 23 22 21 20 19 18 17 30 29 28 27 26 25 24 31 May 2026 June 2026 S M T W T F S S M T W T F S 6 5 4 3 2 1 13 12 11 10 9 8 7 20 19 Juneteenth 18 17 16 15 14 27 26 25 24 23 22 21 30 29 28 July 2026 S M T W T F S 4 3 Independence Day 2 1 11 10 9 8 7 6 5 18 17 16 15 14 13 12 25 24 23 22 21 20 19 31 30 29 28 27 26 August 2026 S M T W T F S 1 8 7 6 5 4 3 2 15 14 13 12 11 10 9 22 21 20 19 18 17 16 29 28 27 26 25 24 23 31 30 September 2026 S M T W T F S 5 4 3 2 1 12 11 10 9 8 7 Labor Day 6 19 18 17 16 15 14 13 26 25 24 23 22 21 20 30 29 28 27 October 2026 S M T W T F S 3 2 1 10 9 8 7 6 5 4 17 16 15 14 13 12 Columbus Day 11 24 23 22 21 20 19 18 31 30 29 28 27 26 25 Transition Period – no record dates Final monthly dividend payment dates (May & June 2026) Final monthly record date (June 2026) Weekday that isn’t a Business Day Business Day 32

SATA DIVIDEND CALENDAR (NOV 2026 – 2027) 7 6 5 4 3 2 1 14 13 12 11 Veterans Day 10 9 8 21 20 19 18 17 16 15 28 27 26 Thanksgiving 25 24 23 22 30 29 November 2026 December 2026 S M T W T F S S M T W T F S 5 4 3 2 1 12 11 10 9 8 7 6 19 18 17 16 15 14 13 26 25 Christmas 24 23 22 21 20 31 30 29 28 27 January 2027 S M T W T F S 2 1 New Years 9 8 7 6 5 4 3 16 15 14 13 12 11 10 23 22 21 20 19 18 MLK Day 17 30 29 28 27 26 25 24 31 February 2027 S M T W T F S 6 5 4 3 2 1 13 12 11 10 9 8 7 20 19 18 17 16 15 Presidents Day 14 27 26 25 24 23 22 21 28 March 2027 S M T W T F S April 2027 S M T W T F S 3 2 1 10 9 8 7 6 5 4 17 16 15 14 13 12 11 24 23 22 21 20 19 18 30 29 28 27 26 25 Weekday that isn’t a Business Day Business Day 33 6 5 4 3 2 1 13 12 11 10 9 8 7 20 19 18 17 16 15 14 27 26 Good Friday 25 24 23 22 21 31 30 29 28

SATA DIVIDEND CALENDAR (MAY – OCT 2027) 1 8 7 6 5 4 3 2 15 14 13 12 11 10 9 22 21 20 19 18 17 16 29 28 27 26 25 24 23 31 Memorial Day 30 May 2027 June 2027 S M T W T F S S M T W T F S 5 4 3 2 1 12 11 10 9 8 7 6 19 18 Juneteenth 17 16 15 14 13 26 25 24 23 22 21 20 30 29 28 27 July 2027 S M T W T F S 3 2 1 10 9 8 7 6 5 Independence Day 4 17 16 15 14 13 12 11 24 23 22 21 20 19 18 31 30 29 28 27 26 25 August 2027 S M T W T F S 7 6 5 4 3 2 1 14 13 12 11 10 9 8 21 20 19 18 17 16 15 28 27 26 25 24 23 22 31 30 29 September 2027 S M T W T F S 4 3 2 1 11 10 9 8 7 6 Labor Day 5 18 17 16 15 14 13 12 25 24 23 22 21 20 19 30 29 28 27 26 October 2027 S M T W T F S 2 1 9 8 7 6 5 4 3 16 15 14 13 12 11 Columbus Day 10 23 22 21 20 19 18 17 30 29 28 27 26 25 24 31 Weekday that isn’t a Business Day Business Day 34

SATA DIVIDEND CALENDAR (NOV 2027 – 2028) 6 5 4 3 2 1 13 12 11 Veterans Day 10 9 8 7 20 19 18 17 16 15 14 27 26 25 Thanksgiving 24 23 22 21 30 29 28 November 2027 December 2027 S M T W T F S S M T W T F S 4 3 2 1 11 10 9 8 7 6 5 18 17 16 15 14 13 12 25 24 Christmas 23 22 21 20 19 31 New Years 30 29 28 27 26 January 2028 S M T W T F S 1 8 7 6 5 4 3 2 15 14 13 12 11 10 9 22 21 20 19 18 17 MLK Day 16 29 28 27 26 25 24 23 31 30 February 2028 S M T W T F S 5 4 3 2 1 12 11 10 9 8 7 6 19 18 17 16 15 14 13 26 25 24 23 22 21 Presidents Day 20 29 28 27 March 2028 S M T W T F S 4 3 2 1 11 10 9 8 7 6 5 18 17 16 15 14 13 12 25 24 23 22 21 20 19 31 30 29 28 27 26 April 2028 S M T W T F S Weekday that isn’t a Business Day Business Day 35 1 8 7 6 5 4 3 2 15 14 Good Friday 13 12 11 10 9 22 21 20 19 18 17 16 29 28 27 26 25 24 23 30

SATA DIVIDEND CALENDAR (MAY – OCT 2028) 6 5 4 3 2 1 13 12 11 10 9 8 7 20 19 18 17 16 15 14 27 26 25 24 23 22 21 31 30 29 Memorial Day 28 May 2028 June 2028 S M T W T F S S M T W T F S 3 2 1 10 9 8 7 6 5 4 17 16 15 14 13 12 11 24 23 22 21 20 19 Juneteenth 18 30 29 28 27 26 25 July 2028 S M T W T F S 1 8 7 6 5 4 Independence Day 3 2 15 14 13 12 11 10 9 22 21 20 19 18 17 16 29 28 27 26 25 24 23 31 30 August 2028 S M T W T F S 5 4 3 2 1 12 11 10 9 8 7 6 19 18 17 16 15 14 13 26 25 24 23 22 21 20 31 30 29 28 27 September 2028 S M T W T F S 2 1 9 8 7 6 5 4 Labor Day 3 16 15 14 13 12 11 10 23 22 21 20 19 18 17 30 29 28 27 26 25 24 October 2028 S M T W T F S 7 6 5 4 3 2 1 14 13 12 11 10 9 Columbus Day 8 21 20 19 18 17 16 15 28 27 26 25 24 23 22 31 30 29 Weekday that isn’t a Business Day Business Day 36

SATA DIVIDEND CALENDAR (NOV – DEC 2028) November 2028 S M T W T F S 4 3 2 1 11 10 Veterans Day 9 8 7 6 5 18 17 16 15 14 13 12 25 24 23 Thanksgiving 22 21 20 19 30 29 28 27 26 December 2028 S M T W T F S 2 1 9 8 7 6 5 4 3 16 15 14 13 12 11 10 23 22 21 20 19 18 17 30 29 28 27 26 25 Christmas 24 31 Weekday that isn’t a Business Day Business Day 37

RECORD DATES & PAYMENT DATES — HOLIDAY WEEK Week of June 29, 2026 — Independence Day observed on Friday July 3 WHAT TO NOTICE — HOLIDAY Fri Jul 3 is closed for Independence Day. No record date, no payment, no daily dividend. THE "HOLIDAY HOP" Mon Jul 6's record date skips back to Thu Jul 2 — the closing price of the prior business day determines who gets paid. MONTH - END PAYMENT CHANGE Daily rate steps from $0.05158.. (June, 21 Business Days) to $0.04924.. (July, 22 Business Days). Illustrative. Daily rate = $100 ù 13.00% / 12 / business - days - in - month. Dividend rate is variable and is subject to change. DAY RECORD DATE (COB) PAYMENT DATE DAILY DIV $0.05158.. Mon Jun 29 Fri Jun 26 Mon Jun 29 $0.05158.. Tue Jun 30 Mon Jun 29 Tue Jun 30 $0.04924.. Wed Jul 1 Tue Jun 30 Wed Jul 1 $0.04924.. Thu Jul 2 Wed Jul 1 Thu Jul 2 Independence Day Fri Jul 3 — — — Sat Jul 4 — — — Sun Jul 5 $0.04924.. Mon Jul 6 Thu Jul 2 Mon Jul 6 38

RECORD DATES & PAYMENT DATES — NORMAL WEEK Week of July 13, 2026 — every weekday is a regular dividend period DAY RECORD DATE (COB) PAYMENT DATE DAILY DIV $0.04924.. Mon Jul 13 Fri Jul 10 Mon Jul 13 $0.04924.. Tue Jul 14 Mon Jul 13 Tue Jul 14 $0.04924.. Wed Jul 15 Tue Jul 14 Wed Jul 15 $0.04924.. Thu Jul 16 Wed Jul 15 Thu Jul 16 $0.04924.. Fri Jul 17 Thu Jul 16 Fri Jul 17 — — — Sat Jul 18 — — — Sun Jul 19 WHAT TO NOTICE Every weekday gets paid. Each Record Date is the close of the prior Business Day. The Payment Date is the same Business Day. Saturday and Sunday are skipped — no record, no payment, no dividend accrues . Illustrative. Daily dividend assumes 13.00% annual rate and $100 Stated Amount, recalculated monthly: $100 ù 13.00% / 12 / 22 business days = $0.04924.. per share per Business Day in July. Daily dividends are paid on Business Days, as defined in the governing documentation. Dividend rate is variable and is subject to change. 39

Thank You 40

Exhibit B

Investor Presentation Transcript

Jeff Walton:

Hello, and welcome to the Strive 2026 Investor Update. Today is the biggest day in Strive's history. And I believe this sets the stage for the next decade of Bitcoin interfacing with capital.

Please see and read our disclaimer at your leisure.

Okay, so slide 4. Let me start with a story. In 1610, the Dutch East India Company paid the first recorded cash dividend in history. The payments were irregular. Sometimes they were years apart. Sometimes they were paid in spices. And that was the standard for 359 years.

Then, in 1969, Realty Income Corporation innovated. They moved to pay a dividend every month, and they still pay a dividend every month today. Realty Income is still trading today under the ticker O. It is a member of the S&P 500, and is currently valued around 57 billion dollars. Since then, monthly and quarterly dividends (OR LESS) have been the standard for 57 years.

And last month, Strategy announced a proposed move to semi-monthly dividends. And today, innovation strikes again.

Over to you, Matt.

Matthew Cole:

Thanks, Jeff.

Today, I am proud to announce that SATA will be the first listed security in U.S. capital markets history to pay daily dividends. Yes, daily. Not monthly. Not weekly. Every Business Day. A 13% annualized dividend rate, paid in cash, approximately 250 times per year. SATA is not a money market fund. It is designed to be better than one. That is announcement number one.

Announcement number two: Strive is now debt-free.

We have retired the remaining $10 million of legacy Semler convertible debt. That means Strive now has zero debt. No margin requirements. No encumbered Bitcoin. No forced-liquidation mechanism tied to the price of Bitcoin.

All of Strive’s Bitcoin is free and unencumbered on our balance sheet, and our capital structure is built around perpetual preferred equity-only amplification.

That matters because Bitcoin is volatile. It can move sharply up or down. We believe Bitcoin is headed much higher over time, but we have intentionally built Strive so that the volatility does not force us to sell Bitcoin at the wrong moment.

This is the strength of our balance sheet: preferred equity-only amplification, zero debt, and a structure designed to withstand the volatility of Bitcoin.

And with that, we have a third announcement: a new identity, one that says exactly what we do.

Strive: The Daily Dividend Company. Simple. Direct. Accurate. An identity that matches the mission: daily cash flow, built on a Bitcoin treasury balance sheet. With SATA as our cornerstone product.

I want to take a moment to step back and recognize what Strive has accomplished since becoming public only a few months ago. This slide is called Strive for Excellence, and I think the Strive team has carried that title.

First, we are the first corporation in U.S. capital markets history to pay cash dividends daily and we expect SATA to begin daily dividend payments on June 16, 2026.

Getting here was not obvious. It took months of work across Nasdaq requirements, DTCC mechanics, our transfer agent, our lawyers, and the operational details of what was actually possible. Whenever the answer looked like no, our team kept pushing.

In my view, this is the most important innovation on this page. Daily dividends are a zero-to-one innovation in capital markets. They turn dividend income from a periodic event into a daily cash-flow instrument, and they create a foundation for future products built with SATA.

Second, Strive is the first Bitcoin treasury company with preferred equity-only amplification. That means no debt, no margin requirements, and no encumbered Bitcoin. We believe that gives Strive the cleanest and most resilient balance sheet in the Bitcoin treasury category.

Third, we are the second Bitcoin treasury company to IPO a perpetual preferred equity, following only Strategy.

Fourth, Strive was the first Bitcoin treasury company to establish a U.S. dollar dividend reserve. Today, we have more than 18 months of dividend coverage held in U.S. dollars and marketable securities. Notably, since we launched SATA in November of 2025, the price of Bitcoin is down, but Strive has not only maintained our dividend reserve, but we’ve increased it, while also increasing our Bitcoin stack all while generating a leading Bitcoin yield.

The reserve is an important first layer of stability for SATA. It helps us manage the product responsibly, support the dividend framework, and reinforce our goal of keeping SATA trading in a tight range around par.

Fifth, Strive has the highest amplification from preferred equity among Bitcoin treasury companies, with a current amplification ratio of over 40%. That matters for common equity investors. SATA is our cornerstone product. Bitcoin is our cornerstone treasury asset. The amplification ratio is one way product success can translate into Bitcoin exposure and long-term value for our common equity shareholders.

Finally, Strive was the first company to acquire another Bitcoin treasury company, through our acquisition of Semler Scientific. That transaction was transformational. It nearly doubled our Bitcoin holdings, moved us into the upper echelon of corporate Bitcoin holders, and gave us additional scale as an issuer of digital credit.

We are currently the ninth-largest corporate holder of Bitcoin. With our clean capital structure, deep liquidity in both the common equity and SATA, and now the innovation of daily dividends, I believe Strive has the opportunity to become the second-largest corporate holder of Bitcoin in the world, and to do so in a way that is accretive to our common equity shareholders.

The next section of this presentation will explain why moving to daily dividends is such a major upgrade to SATA. There are three core benefits.

First: higher APY. Second: less volatility. Third: more utility.

In other words, daily dividends are not a marketing slogan. They improve the economics, the likely trading behavior, and the future product architecture of SATA.

With that, I’ll pass it to Jeff.

Jeff Walton:

Thanks, Matt. A huge day for Strive and excited to talk through these next mechanics.

So the first benefit is the most apparent. Higher APY. APY is Annual Percentage Yield (which includes compounding of each period). The same stated dividend.

The only thing that’s changing is how often the dividend is paid. And that single change moves the annual effective yield up, for every holder, automatically.

So let’s dive into the math:

This slide outlines the effective APY by compounding frequency at the same thirteen percent stated dividend rate. You can see that the APY’s range from 13% annually which increases to 13.88 percent Daily, as you increase the frequency. Moving from monthly compounding to daily compounding adds approximately seven point six basis points of effective APY.

Additionally, SATA will retain Return of Capital Treatment, which amplifies APY even further.

Let’s walk through the APY lift in terms of dollars.

If we hold the dividend rate constant at 13% and change nothing but the compounding frequency, on every hundred dollars of stated par value, the daily compounding adds about eight cents in year one, sixty-four cents over five years, and two dollars and forty-three cents over ten years.

Scale that to a hundred million dollar position, and the daily compounding adds roughly seventy-six thousand dollars in year one and approximately two-point-four million dollars over ten years. This represents a clear upgrade in SATA, without changing the underlying rate.

Next.

Let's put SATA in context next to the rest of the income world (without compounding).

A one million dollar allocation of annual income. As of May 9, 2026.

SATA would result in: $136,000.

HYG, the high yield bond ETF: $64,000.

PFF, the preferred stock ETF: $63,000.

A money market fund: $39,000.

A three-month T-Bill: $36,000.

An SCHD, the dividend ETF: $33,000.

So SATA generates approximately $91,000 dollars of more annual income than a money market fund on the same one million dollar allocation. This represents a step function difference in yield.

And starting June sixteenth, SATA gets paid every business day.

So let’s look at this visually.

There’s a calendar in front of you, representing July 2026.

Previously: there is one payment. The fifteenth of the month.

Now: every single business day.

In July 2026, that is twenty-two payments instead of one. The more frequent the dividend, the higher the effective APY, and the faster capital gets back to the holder to be redeployed. This is the structural case for Higher Yield.

Next we’ll explore the structural case for lower volatility.

SATA is a Bitcoin related security. Most people hear that and assume it trades like Bitcoin. It does not.

Next we’ll explore our analysis of the structural impacts, when the dividend stops becoming a large event, and moves to a continuous stream of events.

So where does SATA sit today?

Thirteen percent stated dividend rate, one hundred dollars stated par. Paid monthly, in cash.

There have been one hundred and twenty-four trading days since the November tenth IPO. Backed by approximately one-point-two billion dollars of Bitcoin on Strive's balance sheet.

That’s 15,000 Bitcoin and zero debt as of today. The current ex-dividend mechanics concentrates the volume toward twelve cash-flow events per year.

The volume ramps up into the ex-dividend date, and the spread dislocates for a few trading sessions, and then volume falls below the baseline. And we have studied this meticulously, and the dividend mechanic itself is the largest non-fundamental driver of SATA price action today.

When you change that mechanic, you change the behavioral incentive architecture.

So, here’s the data. What this shows is the six monthly ex-dividend dates for SATA, November 2025 through May 2026. The volume is indexed to a twenty-day baseline. The trend is apparent, volume concentrates at the ex-dividend date, and then trails off. Whether that’s algorithmic trading or retail behavior, we can’t say for certain, but the data is undeniable. The volume doubles into the ex dividend event and falls below the baseline afterwards.

So our thesis is really straightforward. Shift to daily dividend payments, and dissolve the “ex dividend date event” with daily dividends. So with daily dividends, every trading session is an ex-dividend date. No date in particular matters more than the other. We believe this will result in a dispersed, lower realized volatility, and drive more consistent increased liquidity for all SATA shareholders.

So in classic Bitcoin fashion, going from twelve dividends to 250 results in roughly 21 times the reinvestment opportunities. You could say, SATA is now 21 times better.

For the retail holder, this is twenty-one times more chances to compound capital without waiting for the next monthly payment date.

For the institutional holder, that is twenty-one times more decision points to redeploy income for other balance-sheet uses.

And lastly for the arbitrageur, the surface of event-timing risk is reduced drastically, and optionality improves exponentially.

Slide 19 outlines the visual path. So this chart shows the same dividend paid in two different ways. The white line is monthly. The orange line is daily. Both lines end at the same place, the same total dollars are paid, and the same dividend APR.

SATA stops being twelve dividend events stitched together, and it becomes a fixed dollar amount paid every business day. And that is the mental model we want holders to carry. The dividend stops becoming an event and becomes a continuous stream.

Next, this slide shows that ASST, our common stock, trades like Bitcoin, and SATA does not.

The daily returns since SATA's IPO on November tenth, 2025. And the thirty-day rolling Beta to Bitcoin.

As you could see, the ASST, Strive's common equity, has a Beta to Bitcoin of 1.53, meaning it’s moving more than Bitcoin is moving. SATA, our preferred equity, has a beta to Bitcoin of 0.30, meaning it’s moving significantly less than Bitcoin is moving.

The annual realized volatility over the same window is

ASST of 119 percent.

Bitcoin: 47 percent.

And SATA: 26 percent.

SATA has realized roughly half the volatility of Bitcoin and roughly a quarter the volatility of Strive common stock. This is structured finance. The common stock ASST represents Amplified Bitcoin. The Digital Credit preferred gives you Bitcoin powered income without Bitcoin-price volatility. Two different products with different risk / return metrics all on the same balance sheet.

The next slide showcases SATA Sharpe Ratio (this is Price Risk relative to unit of return)

SATA Price-only Sharpe ratio is 0.56, and including the current dividend accrual is 1.06.

With daily compounding, we anticipate the volatility to compress and the sharpe ratio to improve further.

While this is an immature metric across a 6 month old instrument, we believe as this metric matures, it will drive material demand for SATA. We will be watching this one very closely.

Next, I want to point out SATA’s price performance relative to Bitcoin since inception of the IPO. We’ve battled tremendous headwinds, a 50% drop in the price of Bitcoin, yet still managed to double the outstanding issuance, update target trading range, improve the credit quality, and trade near par two months in a row.

SATA holders have received six dollars and thirty-six cents per share in return-of-capital dividends since inception, including the May fifteenth payment on the horizon.

This showcases that SATA has been tremendously resilient, despite material Bitcoin price volatility.

That brings us to the final benefit of moving SATA to daily dividends, which is more utility.

Higher APY outlines the economics. Lower volatility outlines the behavior. And utility outlines the scalability of Digital Credit over time.

This is quite possibly the largest benefit to SATA and the Bitcoin market, yet the most difficult to quantify, as innovation begets innovation.

So let’s start with structure:

We view Digital Credit as a Bitcoin Financial Layer 2. Bitcoin being a Layer 1, a raw commodity with a long horizon and high volatility.

Multiple things can be built on top of it. First, the technical side on the left hand side. Lightning. Liquid. Direct settlement. This is a protocol level expression of the underlying Bitcoin commodity.

And then there’s the financial and balance sheet side. You’ve got digital credit, daily-paid yield, low volatility, short horizon. This is accessible to the ninety-nine percent of investors who will never custody their own Bitcoin but who will hold a security that does.

Both Layer 2’s can be built on top of Bitcoin, with different addressable markets. Both are very important to Bitcoin, as the technical layer scales the usability of the commodity, while the financial layer scales the Capital base.

Lastly, daily payments will unlock material downstream products. Here are four examples.

One. ETFs. Daily payment matches how fund NAV is calculated. This improves certainty, interest, and optionality.

Two. Stablecoins. Stablecoins by design cannot pay yield. SATA pays a thirteen percent APR, paid daily. This is a building block for the next generation of yield-bearing dollar instruments.

Three. Tokenization. Fractional, real-time settlement on blockchain rails 24/7/365. This aligns very neatly with daily payment. Continuous cash flow, liquid every day of the week.

Four. Structured products. A continuous payment is materially easier to place into a structured product and moderate-duration wrappers, and improves the risk profile to underwriters and rating agencies.

Now, I’d like to take a moment and reflect on this large improvement for SATA. We believe daily payments will lead to a larger change in how society interfaces with money, capital and credit.

The world has changed, and SATA is built for the world that comes next. The opportunities to build on this digital credit instrument are vast, and we are just getting started. I will now hand it over to Ben Werkman to discuss the specific Mechanics.

Ben Werkman:

Thanks, Jeff.

This is a very exciting development for us at Strive, and I’d like to spend the next few minutes walking through how the Daily Dividend model will work in practice.

We’ll start with the calculation, then move into how the monthly dividend transitions into a daily dividend and finally walk through the calendar so investors can see what this looks like day to day.

So first, let’s start with how the daily dividend amount is calculated.

What you see here is an example for the month of July, assuming a 13.0% annual dividend rate. The formula is straightforward and closely mirrors the way monthly dividends are calculated today, with one additional step.

We begin with the $100 stated amount. We then apply the annual dividend rate, which in this example is 13.0%, to determine the annual dividend amount.

From there, we divide by 12 to arrive at the monthly dividend amount.

Under the current monthly dividend structure, that would be where the calculation would typically stop. But under the Daily Dividend structure, we take that monthly amount and divide it by the number of Business Days in that month.

In this example, July has 22 Business Days. That results in a daily dividend of $0.04924 per share for each of the 22 Business Days of the month.

On this next slide, you can see the single extra step added to the calculation when determining the daily dividend amount.

The key point is that the underlying methodology remains very similar. We are now simply taking the monthly dividend amount and dividing it evenly across the Business Days in that month.

That one additional step is what allows us to convert a single monthly dividend as experienced today into a consistent daily payment stream.

And importantly, when we divide the monthly dividend into daily payments, the cumulative amount paid over the month is intended to equal the same monthly amount calculated under the current model.

The difference is timing.

Instead of receiving a single dividend payment later in the month, investors will now receive a portion of that dividend every Business Day.

As you can see in the example on this slide, under the current model, an investor with a $100,000 position in SATA would receive one single monthly payment of approximately $1,083 on the 15th of the month.

Under the new Daily Dividend model, that same investor would still receive the same total for the month, but instead of one monthly payment, they would receive payments of approximately $49.24 each Business Day of that month.

The same monthly amount but now with Daily delivery. No more waiting.

This slide provides an estimated 12-month forecast of daily dividends, assuming the 13.0% annual rate were to remain constant.

What you’ll notice is that the total monthly dividend amount is consistent across each full month. However, the daily dividend amount may vary slightly from month to month depending on the number of Business Days in that month.

Months with more Business Days will have a slightly lower daily amount. Months with fewer Business Days will have a slightly higher daily amount. But the objective is that each full month adds up to the same monthly dividend amount.

There will also be a brief stub period, or partial month, beginning on June 16 as we transition to the new Daily Dividend model.

For that stub period, the methodology is consistent with what we just walked through. The difference is that it will cover only the remaining portion of June. In this example, that means half of the monthly dividend amount would be divided across the 10 remaining Business Days in June.

Now let’s look at the calendar so you can see how this works in practice.

We will continue with our current monthly dividend process through the final monthly dividend. That final monthly dividend will have a record date of June 1 and a payment date of June 15.

After that payment is made, we will transition to the Daily Dividend model.

The first daily dividend will be paid on June 16 to holders of record as of June 15. The next daily dividend, paid on June 17, will be paid to holders of record as of June 16. And that same pattern continues from there.

On the calendar, you will see the Business Days highlighted in green. Those are the days where dividends can be expected to be paid.

One item to note for June is that June 19 is a holiday, so there will be no dividend payment on that day.

The next series of slides provides an overview of the expected SATA dividend calendar from now through the end of 2028.

The days highlighted in green continue to represent days where we expect dividends to be paid. The days highlighted in red represent holidays where dividends are not expected to be paid.

We included these calendars to give investors a clear view of how the Daily Dividend structure is expected to operate over time. I would encourage everyone to review these slides and details at their own pace after the presentation.

For clarity, this next slide shows how the dividend schedule operates during a week containing a holiday.

In this example, we are looking at Independence Day, where Friday, July 3 is observed as a market holiday.

Because July 3 is not a Business Day, there would be no dividend payment on that Friday.

The next dividend payment would resume on Monday, July 6, and that payment would be made to holders of record as of Thursday, July 2.

So the framework is simple: dividends are paid on Business Days, and when there is a holiday, payments resume on the very next Business Day.

And finally, this slide shows a normal week with five Business Days.

In a standard week like this, the mechanics are very simple: investors are expected to receive a dividend payment each and every Business Day.

This is the core of the Daily Dividend model. A security designed to deliver income with greater frequency, greater transparency, and a cadence that better matches the speed of modern markets.

We are incredibly proud to bring Daily Dividends to the market. We believe this is more than a product enhancement. It is a significant step forward toward a new standard for how yield-bearing securities should work: more frequent, more transparent, and more aligned with investors.

Thank you for joining us today. We look forward to continuing to build, innovate, and deliver for our shareholders as we continue to define the future of income investing. We are Strive, The Daily Dividend Company.